Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Ranger Energy Services, Inc. (the “Company” or “we”) is based upon the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”), the Company’s amended and restated bylaws adopted (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Company’s Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the Company’s Certificate of Incorporation and Bylaws.

Authorized Capital Stock
The authorized capital stock of the Company consists of 100,000,000 shares of Class A common stock, $0.01 par value per share, 100,000,000 shares of Class B common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of February 28, 2025, we had 22,252,946 shares of Class A common stock and no shares of Class B Common Stock outstanding, and no shares issued and outstanding of preferred stock. As of February 28, 2025, the Company had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Class A common stock.
Class A Common Stock

Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Except as described below or as required by law, all matters to be voted on by stockholders must be approved by the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Subject to the rights of holders of any preferred stock, directors shall be elected by a plurality of votes validly cast in such director election. Non-binding advisory matters with more than two possible vote choices require the affirmative vote of a plurality of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock.

Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions, as may be stated and expressed in any resolution or resolutions adopted by our board of directors providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our

Exhibit 4.1
outstanding voting stock. Additionally, the issuance of preferred stock may restrict dividends on our common stock, dilute the voting power of our common stock or subordinate the liquidation rights of our common stock.

The board of directors approved a Certificate of Designation of Preferences, Powers, Preferences and Rights relating to the Series A Convertible Preferred Stock, providing for the authorization and issuance of 6,000,001 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) in connections with the entry into that certain Securities Purchase Agreement, by and between the Company and the purchasers thereof, dated September 10, 2021. The Series A Preferred Stock automatically converted into shares of the Company’s Class A common stock, on April 18, 2022, upon effectiveness of a registration statement filed on Form S-1 by the Company on March 31, 2022 (File No. 001-699-039).
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Anti-Takeover Effects of Provisions of Our Certificate of Incorporation,
Our Bylaws and Delaware Law

Some provisions of Delaware law, and our Certificate of Incorporation and our Bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Provisions in our Certificate of Incorporation and Bylaws:

•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders'

Exhibit 4.1
notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company;

•provide that the authorized number of directors may be changed only by resolution of the board of directors;

•provide that, after our legacy investors, including CSL Capital Management, LLC (“CSL”) and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by stockholders holding a majority of the outstanding shares entitled to vote);

•provide that, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•provide that, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then-outstanding shares of stock entitled to vote thereon;

•provide that, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, special meetings of our stockholders may only be called by the board of directors;

•provide, after CSL and its affiliates no longer collectively hold more than 50% of the voting power of our common stock, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, CSL and its affiliates and that they have no obligation to offer us those investments or opportunities; and

•provide that our Bylaws can be amended by the board of directors.

LISTING

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “RNGR”.

TRANSFER AGENT

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N. A.